Exhibit (h)(10)

AMENDMENT TO
SUB-ADMINISTRATION AGREEMENT

AMENDMENT made as of the 1st day of September, 2010 between CAVANAL HILL INVESTMENT MANAGEMENT, INC., formerly known as AXIA Investment Management, Inc., and BOK Investment Advisers, Inc., Oklahoma corporations (the “Administrator”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Sub-Administration Agreement, dated July 1, 2004, between the Administrator and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Agreement, Citi performs certain sub-administration services for Portfolios of the Trust (individually referred to as a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Administrator wish to enter into this Amendment to the Agreement in order to include additional Services concerning money market fund reporting and to include the related fees for such Services;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrator and Citi hereby agree as follows:

1.     Schedule A – Term, Funds and Fees.

The following is added after the Section entitled, “Asset Based Annual Fee” on Schedule A of the Agreement;

“i. Money Market Fund Reporting.

For the money market Fund reporting Services, the Client shall pay $5,000 per year (billed monthly) per Money Market Fund. The foregoing fees do not include out of pocket expenses or CPU, which shall be paid separately by the Client. In addition, with respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently, XML) prior to filing, as well as all associated filing and other fees and expenses.”

2.     Services.

(a)     Item 3 of the Amendment to the Sub-Administration Agreement dated October 22, 2009 created a new Section xxxi of Schedule B concerning certain Performance Reporting Services. While the text of the added Section remains the same, is shall be renamed as Section xxx of Section 2.

(b)     A new Section xxxi, is added to Section 2 of the Agreement as follows:

“xxxi.   Money Market Fund Reporting.

With respect to each Fund regulated as a money market fund pursuant to Rule 2a- 7 of the 1940 Act (a “Money Market Fund”), Citi shall;

(a)     Post the Money Market Fund’s schedules of investments on the Trust’s website monthly.

(b)      Prepare and file the Money Market Fund’s portfolio holdings and coordinate the compilation of other data with the Money Market Fund’s investment adviser for monthly filing with the SEC on Form N-MFP.”

3.      Representations and Warranties.

(a)     The Administrator represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)     Citi represents that is has full power and authority to enber into and perform this Amendment.

4.     Miscellaneous.

(a)     This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)     Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)      Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)      This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Sub-Administration Agreement to be duly executed and shall be effective as of the day and year first above written.

CAVANAL HILL FUNDS

By:	/s/ J. Brian Henderson

Name:	J. Brian Henderson

Title:	Senior Vice President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Joseph Rezabek

Name:	Joseph Rezabek

Title: